SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): June 16, 2004

ARIBA, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-26299	77-0439730
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

807 11th Ave. Sunnyvale, CA 94089 (650) 390-1000
(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

ITEM 5. OTHER EVENTS.

On June 16, 2004, Ariba, Inc. (“Ariba”) entered into a binding agreement with Softbank Corp. (“Softbank”) setting forth the material terms under which the companies will settle their previously-announced disputes related to Nihon Ariba K.K., Ariba’s majority-owned Japanese subsidiary, and Ariba Korea, Ltd., Ariba’s majority-owned Korean subsidiary. Softbank is an approximately 40% minority stockholder in each subsidiary. Ariba and Softbank have been in arbitration proceedings relating to these joint venture relationships, as more fully described in Ariba’s joint proxy statement/prospectus filed with the Securities and Exchange Commission on May 18, 2004, and in its other SEC filings. The settlement will end Ariba’s joint venture relationship with Softbank and the related arbitration proceedings.

Under the terms of the agreement, Ariba and/or its subsidiaries will acquire all of Softbank’s equity interests in Nihon Ariba and Ariba Korea, and will return to Softbank certain disputed interim payments Softbank has made in connection with the Nihon Ariba-related arbitration proceedings. In addition, Softbank will purchase a three-year license to certain of Ariba’s software products for use by Softbank and its affiliates for their own benefit and for the benefit of unaffiliated third-party customers in Japan. The terms of the settlement agreement will be effected by definitive agreements to be negotiated and entered into by Ariba and Softbank.

As a result of the transactions contemplated by the settlement agreement, Ariba expects to realize an increase of approximately $17 million in its unrestricted cash balance and a decrease of approximately $27 million in its net cash balance on its consolidated balance sheet (which currently includes approximately $72 million in restricted cash, of which approximately $43 million represents the above-mentioned interim payments held by Nihon Ariba).

The acquisitions of Softbank’s equity interests in Nihon Ariba and Ariba Korea will be accounted for by Ariba as purchase business combinations at fair value. Although Ariba does not expect to finalize the accounting treatment of the settlement until after the definitive agreements effecting the settlement are completed, Ariba expects that it will recognize a significant portion of the settlement consideration as revenue on a ratable basis over the three-year term of the license agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIBA, INC.

DATE: June 22, 2004	By:	/s/ James W. Frankola
James W. Frankola
Executive Vice President and Chief Financial Officer